CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Fund information” in the November 30, 2010 Annual Reports to shareholders of Delaware Enhanced Global Dividend and Income Fund and Delaware Investments Global Dividend and Income Fund, Inc. incorporated by reference in this Registration Statement (Form N-14), and the incorporation by reference of our reports on Delaware Enhanced Global Dividend and Income Fund and Delaware Investments Global Dividend and Income Fund, Inc. dated January 21, 2010, included in the 2009 Annual Reports to shareholders.

/s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
June 23, 2011